UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

ALGAE DYNAMICS CORP.
(Exact name of registrant as specified in its charter)

Ontario	333-199612	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

37 – 4120 Ridgeway Drive
Mississauga, Ontario Canada	L5L 5S9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (289) 997 6740

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

ASSIGNMENT OF EQUITY PURCHASE AGREEMENT WITH RY CAPITAL GROUP, LLC TO GHS INVESTMENTS, LLC

On September 10, 2015, the Company entered into an equity purchase agreement (the "EPA") with RY Capital Group LLC (“RY”). The EPA provided that, upon the terms and subject to the conditions set forth therein, RY was committed to purchase up to $750,000 (the "Total Commitment") worth of the Company's common shares (the “Put Shares”) over the 12-month term (the “Term”) of the EPA. No purchases of common shares have ever been made by RY pursuant to the EPA.

On June 23, 2016, pursuant to an Assignment Agreement among RY, GHS Investments, LLC (“GHS”) and the Company, RY assigned the EPA to GHS. Substantially all of the terms and conditions of the original EPA remain in place, except for the following substantive changes:

1)               The purchase price per common share purchased under the EPA is increased from 65% to 80% of the lowest closing bid for the 10 days immediately preceding the date of the draw down notice;
2)               The upper limit on individual draws is increased from $62,500 to $75,000; and
3)               A “True-up” has been added whereby if the lowest volume-weighted average price (“VWAP”) for the ten trading days following a draw-down (the “Trading Period”) is less than 85% of the purchase price of the common shares used in connection with a draw-down, then the Company shall issue such additional Common Shares as maybe necessary to adjust the purchase price for such drawdown to equal the VWAP during the Trading Period.

In addition to the above, the Company must promptly make such filings with the SEC as may be required to permit GHS to assume the rights of RY under the EPA, including the filing of a prospectus supplement under Rule 424(b)(3) to the Company’s prospectus filed on March 4, 2016.

The foregoing description of the EPA is qualified in its entirety by reference to the provisions of the EPA filed as exhibit 10.1 to this Current Report on the Form 8-K which is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1 Assignment Agreement dated as of June 22, 2016 between and among RY Capital, LLC, GHS Investments, LLC and Algae Dynamics Corp.

99 Press Release announcing Assignment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by theundersigned hereunto duly authorized.

ALGAE DYNAMICS CORP.

Date: June 28, 2016	By:	/s/ Ross Eastley
Ross Eastley
Chief Financial Officer

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